Exhibit IX

Financial information

January–August 2015

(unaudited)

Nordic Investment Bank	Financial information January–August 2015

Table of contents

Key figures	3

Comments on NIB’s financial figures January–August 2015	4

Statement of comprehensive income	5

Statement of financial position	6

Changes in equity	7

Cash flow statement	8

6 October 2015

Nordic Investment Bank	Financial information January–August 2015

Key figures

(in EUR million unless otherwise specified)	Aug 2015*	Aug 2014*	Dec 2014
Net interest income	165	159	239
Profit/loss	150	148	210
Loans disbursed	1,272	1,159	2,274
Loans agreed	1,389	1,277	2,389
Loans outstanding	15,141	14,820	15,156
Guarantee commitments	—	—	—
New debt issues	2,665	2,714	3,361
Debts evidenced by certificates	19,717	19,747	19,446
Total assets	26,268	24,657	24,870
Equity/total assets (%)	11.7	11.9	12.0
Profit/average equity (%)	7.4	7.7	7.2
Number of employees (average during the period)	189	185	186

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2014 and the notes thereto.

Nordic Investment Bank	Financial information January–August 2015

Comments on NIB’s financial figures January–August 2015

Over the past four months, the economic environment has been turbulent. In the Nordic–Baltic region, growth has slowed further in Norway and Finland. By contrast, growth momentum remained broadly stable in Sweden, Denmark, Iceland and the Baltic countries, with low inflation. Hence, continued expansionary monetary policy is to be expected.

Despite the challenge of the persistently low interest rates, the Bank’s eight-month profit amounted to EUR 149.6 million (Jan–Aug 2014: EUR 148.5 million). The figure reflects growth in net interest income and reversals of loan impairment charges, partially offset by lower profits from financial operations. NIB’s total assets increased to EUR 26.3 billion (31 Dec 2014: EUR 24.9 billion).

During the period, NIB experienced good demand for long-term financing. In total, EUR 1,389 million of new loans were agreed, up from EUR 1,277 million in January–August 2014. The projects represent a wide range of private and public investments, including industrial research and development, energy efficiency in buildings, urban transport, water and wastewater, as well as support to SMEs through financial intermediaries. Disbursements totalled EUR 1,272 million (Jan–Aug 2014: EUR 1,159 million).

During the first eight months of 2015, NIB issued 17 funding transactions in ten different currencies for a total amount of approximately EUR 2.7 billion. In March, NIB launched a three-year global USD 1.25 billion benchmark transaction. The Bank continued to issue NIB Environmental Bonds by launching a SEK 1 billion (EUR 107 million) transaction in April. By year-end, the Bank expects to raise EUR 4 to 4.5 billion in new funding.

Looking ahead, the impact of slowing demand in China is likely to have an effect on demand in commodity-driven economies. Due to the expected tightening of the monetary policy in the US, further volatility could be expected in the period ahead.

Henrik Normann

President & CEO

Nordic Investment Bank	Financial information January–August 2015

Statement of comprehensive income

EUR 1,000

	Jan–Aug 2015*	Jan–Aug 2014*	Jan–Dec 2014
Interest income	231,062	258,208	382,760
Interest expense	-65,780	-99,056	-143,652
Net interest income	165,282	159,152	239,108

Commission income and fees received	7,675	6,844	9,326
Commission expense and fees paid	-1,821	-1,655	-2,092
Net profit/loss on financial operations	3,063	20,365	25,684
Foreign exchange gains and losses	96	117	187
Operating income	174,295	184,823	272,211

Expenses
General administrative expenses	25,672	24,824	37,386
Depreciation	2,780	2,350	3,709
Impairment of loans	-3,760	9,182	20,905
Total expenses	24,692	36,356	62,000

PROFIT/LOSS FOR THE PERIOD	149,603	148,467	210,211

Total comprehensive income	149,603	148,467	210,211

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2014 and the notes thereto.

Nordic Investment Bank	Financial information January–August 2015

Statement of financial position

EUR 1,000

		31 Aug 2015*	31 Aug 2014*	31 Dec 2014
ASSETS

Cash and cash equivalents		2,235,124	2,402,564	1,639,139
Financial placements
Placements with credit institutions		7,571	6,101	6,571
Debt securities		5,880,116	5,377,073	5,489,623
Other		23,720	22,686	22,190
		5,911,407	5,405,859	5,518,384
Loans outstanding		15,141,404	14,820,390	15,156,486
Intangible assets		4,771	5,332	5,217
Tangible assets, property and equipment		28,352	28,828	28,324

Other assets
Derivatives**		2,656,114	1,662,106	2,198,003
Other assets		25,812	21,882	19,259
		2,681,926	1,683,988	2,217,262

Accrued interest and fees receivable		264,946	309,728	305,590
TOTAL ASSETS		26,267,931	24,656,690	24,870,400

LIABILITIES AND EQUITY

Liabilities
Amounts owed to credit institutions
Short-term amounts owed to credit institutions		1,554,834	558,396	872,010
Long-term amounts owed to credit institutions		—	—	—
		1,554,834	558,396	872,010

Debts evidenced by certificates
Debt securities issued		19,642,967	19,670,661	19,369,052
Other debt		74,527	76,175	76,597
		19,717,493	19,746,837	19,445,649

Other liabilities
Derivatives**		1,718,732	1,189,856	1,329,097
Other liabilities		9,953	9,874	6,760
		1,728,686	1,199,730	1,335,857

Accrued interest and fees payable		186,217	227,373	230,786
Total liabilities		23,187,229	21,732,336	21,884,302

Equity
Authorised and subscribed capital	6,141,903
of which callable capital	-5,723,302
Paid-in capital	418,602	418,602	418,602	418,602
Reserve funds
Statutory Reserve		686,325	686,325	686,325
General Credit Risk Fund		1,430,252	1,275,041	1,275,041
Special Credit Risk Fund PIL		395,919	395,919	395,919
Profit/loss for the period		149,603	148,467	210,211
Total equity		3,080,701	2,924,354	2,986,099

TOTAL LIABILITIES AND EQUITY		26,267,931	24,656,690	24,870,400

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2014 the notes thereto.
**	The Bank is in the process of aligning its fair value measurement of derivatives with current market practice. This may subsequently have an impact on the value of derivatives.

Nordic Investment Bank	Financial information January–August 2015

Changes in equity

EUR 1,000

	Paid-in capital	Statutory Reserve	General Credit Risk Fund	Special Credit Risk Fund PIL	Payments to the Bank’s Statutory Reserve and Credit Risk funds	Appropriation to dividend payment	Other value adjustments	Profit/loss for the period	Total

Equity at 31 December 2013	418,602	686,325	1,112,831	395,919	0	0	0	217,210	2,830,887
Appropriations between reserve funds			162,210			55,000		-217,210	0
Paid-in capital									0
Called-in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable									0
Dividend payment						-55,000			-55,000
Comprehensive income for the period 1/1–31/8/2014								148,467	148,467

Equity at 31 August 2014	418,602	686,325	1,275,041	395,919	0	0	0	148,467	2,924,354
Paid-in capital									0
Called-in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable									0
Dividend payment									0
Comprehensive income for the period 1/9–31/12/2014								61,745	61,745

Equity at 31 December 2014	418,602	686,325	1,275,041	395,919	0	0	0	210,211	2,986,099
Appropriations between reserve funds			155,211			55,000		-210,211	0
Paid-in capital									0
Called-in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable									0
Dividend payment						-55,000			-55,000
Comprehensive income for the period 1/1–31/8/2015								149,603	149,603

Equity at 31 August 2015	418,602	686,325	1,430,252	395,919	0	0	0	149,603	3,080,701

Only the year-end figures are audited, to be read in conjunction with NIB’s audited financial statements for 2014 and the notes thereto.

Nordic Investment Bank	Financial information January–August 2015

Cash flow statement

EUR 1,000

	Jan-Aug 2015*	Jan-Aug 2014*	Jan-Dec 2014
Cash flows from operating activities
Profit/loss from operating activities	149,603	148,467	210,211
Adjustments:
Unrealised gains/losses of financial assets held at fair value	1,464	-24,920	-27,631
Depreciation and write-down in value of tangible and intangible assets	2,780	2,350	3,709
Change in accrued interest and fees (assets)	40,644	8,353	12,491
Change in accrued interest and fees (liabilities)	-44,569	-15,482	-12,069
Impairment of loans	-3,760	9,182	20,905
Adjustment to hedge accounting	-696	780	1,019
Other adjustments to the period’s profit	-637	-935	-641
Adjustments, total	-4,774	-20,673	-2,217

Lending
Disbursements of loans	-1,271,669	-1,158,972	-2,273,619
Repayments of loans	1,388,426	1,220,000	2,005,001
Capitalisations, redenominations, index adjustments, etc.	-44	-67	-69
Exchange rate adjustments	-139,000	-98,986	-84,071
Lending, total	-22,287	-38,025	-352,758

Cash flows from operating activities, total	122,542	89,769	-144,763

Cash flows from investing activities

Placements and debt securities
Purchase of debt securities	-1,458,558	-1,736,478	-2,555,763
Sold and matured debt securities	1,081,936	1,765,432	2,489,721
Placements with credit institutions	-1,000	-360	-830
Other financial placements	689	1,350	1,663
Exchange rate adjustments, etc.	-30,392	-19,318	-36,599
Placements and debt securities, total	-407,324	10,626	-101,808

Other items
Acquisition of intangible assets	-898	-1,122	-1,637
Acquisition of tangible assets	-1,465	-636	-861
Change in other assets	-1,390	11,477	16,570
Other items, total	-3,753	9,719	14,072

Cash flows from investing activities, total	-411,077	20,344	-87,736

Cash flows from financing activities

Debts evidenced by certificates
Issues of new debt	2,665,120	2,713,977	3,360,777
Redemptions	-2,888,200	-2,489,998	-4,031,164
Exchange rate adjustments	333,321	915,276	1,272,741
Debts evidenced by certificates, total	110,242	1,139,254	602,354

Other items
Change in swap receivables	-501,631	-283,859	-653,925
Change in swap payables	466,642	-453,334	-277,680
Change in other liabilities	3,193	1,781	-1,334
Dividend paid	-55,000	-55,000	-55,000
Paid-in capital and reserves	—	—	—
Other items, total	-86,796	-790,412	-987,939

Cash flows from financing activities, total	23,446	348,842	-385,585

CHANGE IN CASH AND CASH EQUIVALENTS, NET	-265,089	458,955	-618,084

Opening balance for cash and cash equivalents, net	767,129	1,385,213	1,385,213

Closing balance for cash and cash equivalents, net	502,039	1,844,168	767,129

Additional information to the statement of cash flows
Interest income received	271,706	266,631	395,321
Interest expense paid	-110,349	-114,539	-155,722

The cash flow statement has been prepared using the indirect method and the cash flow items cannot be directly concluded from the statements of financial positions.

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2014 and the notes thereto.

Nordic Investment Bank	Financial information January–August 2015

Nordic Investment Bank (NIB)

Fabianinkatu 34

P.O. Box 249

FI-00171 Helsinki, Finland

Telephone: +358 10 618 001

Fax: +358 10 618 0725

Internet: www.nib.int

E-mail: info@nib.int